Exhibit 10.98

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
SMTR: OTCBB

May 7, 2007

Robert Rudman
500 Australian Avenue
Suite 700
West Palm Beach, FL
33401

Dear Robert:

Re:           Resignation as Director and Termination of Consulting Contract

We accept your resignation as a Director and Chairman of SmarTire Systems Inc. and as Director of its subsidiaries, SmarTire USA Inc. and SmarTire Europe Limited. As discussed, we agree to a full and final settlement with you as follows:

1.	Termination of Renewal and Amendment of Consulting Agreement entered into August 9, 2006 between the Company and yourself effective February 28, 2007.

2.
All stock options previously granted to you will expire thirty days after the date of this letter except for 5,840,000 stock options granted to you on December 20, 2004 which will remain exercisable into common shares of the Company at $0.03 per share until the option expiry date of December 19, 2009.

3.	Director fees of US$72,525 owed to you will be paid in 3,679,604 free trading shares of the Company.

4.	You agree to sell shares in accordance with the terms of the lock-up agreements entered into in certain financings by the Company.

This letter agreement is intended to be a binding agreement between the parties subject to the terms and conditions hereof. You hereby release and forever discharge remise, release and forever discharge SmarTire Systems Inc., its successors and assigns of and from any and all actions, causes of action, claims and demands which you had or now has, or which your successors and assigns hereafter can, shall or may have, and, without limiting the generality of the foregoing, any actions, causes of action, claims and demands, whether known or unknown, suspected or unsuspected, whatsoever and wheresoever, whether at law or in equity, which have resulted from or may in any way arise out of this engagement by SmarTire Systems Inc.

This letter agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery of a copy by facsimile or other electronic means will be deemed to be delivery of an original.

This letter agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia.

Please indicate your agreement with the terms of this letter by signing one copy of the letter below and returning it to me.

Sincerely,

SmarTire Systems Inc.

/s/ Dave Warkentin
Dave Warkentin

President and Chief Executive Officer

I understand and agree to the above terms:

/s/ Robert Rudman
Robert Rudman                                                                                                Date:  May 7, 2007